Exhibit h.6

Fund Accounting and Fund
Administration Services
Annual Fee Schedule

Exhibit A

Separate Series of Frontegra Funds, Inc.

Name of Series	Date Added

Frontegra Total Return Bond Fund	September 1, 1999
Frontegra Opportunity Fund	September 1, 1999
Frontegra Growth Fund	September 1, 1999
Frontegra Investment Grade Bond Fund	January 31, 2001
Frontegra Horizon Fund	August 1, 2002

.14 of 1% (14 basis points) on the first $50 million per Fund
.04 of 1% (4 basis points) on the next $450 million per Fund
.03 of 1% (3 basis points) on the average net assets exceeding $500 million per Fund

Minimum annual fee of $48,000 per Fund

The Frontegra Growth Fund and any additional series will receive a 10% discount for the first six (6) months

Plus out-of-pocket expense reimbursements, including but not limited to:

Postage
Programming
Stationery
Proxies, Insurance
Retention of records
Special reports
Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of directors meetings
Auditing and legal expenses

Fees and out-of-pocket expenses are billed to the Fund monthly.